Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Updates Fiscal Third Quarter Guidance

Sunnyvale, CA (January 9, 2012) - Supertex, Inc. (NASDAQ GS: SUPX) today announced that it expects third fiscal quarter revenue to be in the range of $13,500,000 to $14,000,000. This represents a decline of 15% from the Company's previous third fiscal quarter revenue guidance of a 5% sequential decline, or $16,100,000.

"Sales were lower than anticipated in most of our target markets, especially medical ultrasound which experienced a greater than normal seasonal decline. We believe our customers were being cautious in light of the global economical slowdown, and either didn't place orders or pushed out their delivery schedules," stated Dr. Henry C. Pao, President and CEO. "The effect of reduced sales combined with lower than anticipated wafer fab capacity utilization is expected to reduce gross margin below or materially below our previous guidance of 45-47%, notwithstanding the cost reductions deployed in the past several quarters."

Dr. Pao further stated, "On the other hand, we are encouraged by our new product launches during fiscal 2011 and the first nine months of fiscal 2012. We see many design-wins and growth opportunities in LED general lighting, medical ultrasound and other applications in the coming quarters."

Forward-Looking Statements:

All statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements in this press release include our guidance for third fiscal quarter revenue and gross margin and our expectation of design wins and sales growth in the coming quarters from our new products released during the prior year and three quarters. They are not guarantees of future performance or events but rather they are based upon our current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change.  Some of the risks and other uncertainties associated with these forward-looking statements are whether there are fewer customer purchases from distributor inventories and from their hub inventory during the quarter than we anticipated, whether the performance of the devices we launched during the prior year and three quarters satisfies the requirements of our  customers so that they design them into the products they are developing, and whether our customers determine to release their new products containing our recently-released devices into the market and ultimately generate material sales volume from such products as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical, and industrial electronics industries. Supertex product, corporate, and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.